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EXHIBIT 4.1

                    CERTIFICATE OF DESIGNATION OF THE RIGHTS
                         AND PREFERENCES OF THE SERIES L
              CONVERTIBLE PREFERRED STOCK OF U.S. WEST HOMES, INC.

         The undersigned, being all of the directors of U.S. West Homes, Inc. (the "Corporation"), take the following actions by unanimous written consent without a meeting as allowed for under Nevada law.

         WHEREAS it is in the best interest of the Corporation to create a series of preferred stock for future use to attract investment capital and/or to resolve the Corporation's indebtedness with creditors;

         WHEREAS it is in the best interest of the Corporation to prepare a Certificate of Designation of the Rights and Preferences of the Series L Convertible Preferred Stock for filing with the Nevada Secretary of State to set forth the rights and preferences of the Series L Convertible Preferred Stock;

         WHEREAS this Certificate of Designation of the Rights and Preferences of the Series L Convertible Preferred Stock supercedes and replaces any other Certificate of Designation of the Rights and Preferences of the Series L Convertible Preferred Stock on file with the Secretary of State;

         WHEREAS, the Corporation's Articles of Incorporation, as amended, provides that the Corporation has authorized Five Hundred Million (500,000,000) shares of $.001 par value preferred stock and, further, that the designation, powers, preferences and relative participating, option or other special rights and qualification, limitations or restrictions of the shares of such preferred stock may be issued from time to time in one or more series, each of such series to have such voting powers, designation, preferences, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as expressed herein or in a resolution or resolutions, providing for the issuance of such series, adopted by the directors;

         WHEREAS, THE CORPORATION DOES HEREBY CERTIFY that pursuant to the authority contained in its Articles of Incorporation, and in accordance with the provisions of the applicable law of Nevada, the Corporation's directors have duly adopted the following resolutions determining the Designations, Rights and Preferences of a special class of its authorized Preferred Stock, herein designated as Series L Convertible Preferred Stock; and

         WHEREAS, to accommodate the Corporation's desire to offer shares of its preferred stock to increase its equity capital, the Corporation has designated a special class of its preferred stock, as follows:

NOW, THEREFORE, BE IT:


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         RESOLVED, that pursuant to the authority vested in the directors of this Corporation by its Articles of Incorporation, a special class of preferred stock of the Corporation be and are hereby created out of the 500,000,000 shares of preferred stock available for issuance, such series to be designed as Series L Convertible Preferred Stock, consisting of one million (1,000,000) shares, of which the preferences and relative rights and qualifications, limitations or restrictions thereof (in addition to those set forth in the Corporation's Articles of Incorporation), shall be as stated below:

         The powers, preferences and rights granted to the Series L Convertible Preferred Stock (as defined below) or the holders thereof are as follows:

         1. DESIGNATION AND RANK. The series of Preferred Stock shall be designated the "Series L Convertible Preferred Stock" ("Series L Preferred") and shall consist of 1,000,000 shares. The Series L Preferred and any other series of Preferred Stock authorized by the Board of Directors of this Corporation are hereinafter referred to as "Preferred Stock" or "Preferred." The Series L Preferred shall be senior to the common stock and all other shares of Preferred Stock that may be later authorized.

         2. DIVIDEND RATE AND RIGHTS. Holders of the Series L Preferred shall be entitled to receive Common Stock dividends or other distributions when, as, and if declared by the directors of the Corporation, with the holders of the Common Stock on an as converted basis.

         3. CONVERSION INTO COMMON STOCK.

         (a) RIGHT TO CONVERT. Each share of Series L Preferred shall be convertible, at the option of the holder thereof and subject to notice requirements of paragraph 3(b), at any time after the date of issuance of such share into such number of fully paid and non-assessable shares of Common Stock as is determined by multiplying the number of issued and outstanding shares of the Corporation's Common Stock on the exercise date of this conversion feature by .000001. The Series L Conversion Price and the conversion price of any other series of Preferred Stock hereafter created are sometimes hereinafter collectively referred to as the "Conversion Price."

         (b) NOTICE OF CONVERSION. Each Series L Preferred stockholder who desires to convert into the Corporation's Common Stock must provide a 65 day written notice to the Corporation of its intent to convert one or more shares of Series L Preferred into Common Stock. The Corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert.

         (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series L Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount in cash equal to such fraction multiplied by the then effective Conversion

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                  Price. Before any holder shall be entitled to convert, he
                  shall surrender the certificate or certificates representing Series L Preferred to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall given written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series L Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series L Preferred to be converted.

         (d) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series L Preferred.

         4. LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

                  (1) The holders of the Series L Preferred shall be entitled to receive, prior to the holders of the other series of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $10.00 per share with respect to each share of Series L Preferred, plus all declared but unpaid dividends with respect to such share.

                  (2) If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Series L Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series L Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled.


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         (b)      For purposes of this Section 4, and unless a majority of the holders of the Series L Preferred affirmatively vote or agree by written consent to the contrary, a Liquidation shall be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) and (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

         (c) If any of the assets of the Corporation are to be distributed other than in cash under this Section 4, then the board of directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation.

         5. VOTING RIGHTS. Except as otherwise required by law, the holders of Series L Preferred and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of each series of Preferred Stock shall have one vote for each full share of Common Stock into which a share of such series would be convertible on the record date for the vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; and (ii) the holders of Common Stock shall have one vote per share of Common Stock held as of such date.

         6. COVENANTS.

         (a) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series L Preferred, do any of the following:

                  (1) take any action which would either alter, change or affect the rights, preferences, privileges or restrictions of the Series L Preferred or increase the number of shares of such series authorized hereby or designate any other series of Preferred Stock;


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         (b)      increase the size of any equity incentive plan(s) or
                  arrangements;

         (c)      make fundamental changes to the business of the Corporation;

         (d) make any changes to the terms of the Series L Preferred or to the Corporation's Articles of Incorporation or Bylaws, including by designation of any stock;

         (e) create any new class of shares having preferences over or being on a parity with the Series L Preferred as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series L Preferred then outstanding;

         (f)      accrue any indebtedness in excess of $5,000,000;

         (g)      make any change in the size or number of authorized directors;

         (h)      repurchase any of the Corporation's Common Stock;

         (i) sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation or more than 50% of the stock of the Corporation in a single transaction;

         (j) make any payment of dividends or other distributions or any redemption or repurchase of stock or options or warrants to purchase stock of the Corporation; or

         (k)      file a petition for relief under the United States Bankruptcy
                  Code.

         7. REISSUANCE. No share or shares of Series L Preferred acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series L Preferred, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

         8. DIRECTORS. The holders of Series L Preferred and Common Stock voting together as a class shall be entitled to elect the directors comprising the Board of Directors (and to fill any vacancies with respect thereto).

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         The undersigned being the President and Secretary of the Company hereby declares under penalty of perjury that the foregoing is a true and correct copy of the Certificate of Designation of the Rights and Preferences of the Series L Convertible Preferred Stock of U.S. West Homes, Inc. duly adopted by the Board of Directors of the Company on May l, 2003.

Dated: May ___, 2003



                                         By: /s/ Walter Grieves
                                             -------------------------
                                         Name:  Walter Grieves
                                         Title:  President

State of __________________
County of ________________


On ____________________ personally appeared before me, a Notary Public, ________________ and ______________________ who acknowledged that they executed the above document.


________________________
Notary Public